Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 27, 2016 by and among Aclaris Therapeutics, Inc., a Delaware corporation (the “Company”), and the Investors identified on Exhibit A attached hereto (each an “Investor” and collectively the “Investors”).

Recitals

A. The Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”); and

B. The Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and subject to the conditions stated in this Agreement, shares (the “Shares”) of the Company’s Common Stock, par value $0.00001 per share (the “Common Stock”).

C. Contemporaneously with the sale of the Shares, the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights in respect of the Shares under the 1933 Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with, such Person.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date”  has the meaning set forth in Section 3.1.

“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company.

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Disclosure Schedules” has the meaning set forth in Section 4.

“Environmental Laws” has the meaning set forth in Section 4.17.

“FDA” has the meaning set forth in Section 4.32.

“GAAP” has the meaning set forth in Section 4.19.

“Intellectual Property Rights” has the meaning set forth in Section 4.16.

“Investor Questionnaire” has the meaning set forth in Section 5.8.

“IPO Registration Statement” means the Company’s registration statement (File No. 333-206437), including a prospectus, as amended at the time it became effective on October 6, 2015, including the information deemed pursuant to Rule 430A, 430B or 430C under the 1933 Act to be part of such registration statement at the time of its effectiveness.

“Losses” has the meaning set forth in Section 8.2.

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise) or business of the Company and its subsidiaries taken as a whole, (ii) the legality or enforceability of any of the Transaction Documents or (iii) the ability of the Company to perform its obligations under the Transaction Documents.

 “Material Contract” means any contract, instrument or other agreement to which the Company is a party or by which it is bound which is material to the business of the Company, including those that have been filed or were required to have been filed as an exhibit to the SEC Filings pursuant to Item 601(b)(4) and (b)(10) of Regulation S-K.

“Nasdaq” means The Nasdaq Global Select Market.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Placement Agents” means William Blair & Company, L.L.C. and Guggenheim Securities, LLC.

“Press Release” has the meaning set forth in Section 9.7.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Required Investors” has the meaning set forth in the Registration Rights Agreement.

“SEC Filings” has the meaning set forth in Section 4.3.

“Shares” has the meaning set forth in the Recitals.

 “Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the 1934 Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Subscription Amount” means, as to an Investor, the aggregate amount to be paid for the Shares purchased hereunder as specified opposite such Investor’s name on Exhibit A attached hereto, under the column entitled “Aggregate Purchase Price of Shares,” in U.S. Dollars and in immediately available funds.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Trading Day” means a day on which Nasdaq is open for trading.

“Transfer Agent” has the meaning set forth in Section 7.7.

“Transaction Documents” means this Agreement and the Registration Rights Agreement.

“USPTO” has the meaning set forth in Section 4.16(a).

“1933 Act” has the meaning set forth in the Recitals.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2. Purchase and Sale of the Shares. On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company will issue and sell, and the Investors will purchase, severally and not jointly, the number of Shares set forth opposite the name of such Investor under the heading “Number of Shares to be Purchased” on Exhibit A attached hereto at a price per Share equal to $[   ].

3. Closing.

3.1. Upon the satisfaction of the conditions set forth in Section 6, the completion of the purchase and sale of the Shares (the “Closing”) shall occur remotely via exchange of documents and signatures at a time (the “Closing Date”) to be agreed to by the Company and the Investors, but in no event later than the third Trading Day after the date hereof, and of which the Investors will be notified in advance by the Placement Agents.

3.2. On the Closing Date, each Investor shall deliver or cause to be delivered to the Company the Subscription Amount via wire transfer of immediately available funds pursuant to the wire instructions delivered to such Investor by the Company on or prior to the Closing Date.

3.3. At or before the Closing, the Company shall deliver or cause to be delivered to each Investor a number of Shares, registered in the name of the Investor, in the amount set forth opposite the name of such Investor under the heading “Number of Shares to be Purchased” on Exhibit A attached hereto.

4. Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investors that, except as set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”) and except as otherwise described in the SEC Filings, which qualify these representations and warranties in their entirety:

4.1. Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease its properties.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect. Each of the Company’s “subsidiaries” (for purposes of this Agreement, as defined in Rule 405 under the 1933 Act) has been duly incorporated or organized, as the case may be, and is validly existing as a corporation, partnership or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the power and authority (corporate or other) to carry on its business as now conducted and to own or lease its properties. Each of the Company’s subsidiaries is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect. All of the issued and outstanding capital stock or other equity or ownership interests of each of the Company’s subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or adverse claim.

4.2. Authorization.  The Company has the requisite corporate power and authority and has taken all requisite corporate action necessary for, and no further action on the part of the Company, its officers, directors and stockholders is necessary for, (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Shares.  The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

4.3. Capitalization.  Schedule 4.3 sets forth as of the date hereof (a) the authorized capital stock of the Company; (b) the number of shares of capital stock issued and outstanding; (c) the number of shares of capital stock issuable pursuant to the Company’s stock plans; and (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities (other than the Shares) exercisable for, or convertible into or exchangeable for any shares of capital stock of the Company.  All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and none of such shares were issued in violation of any pre-emptive rights and such shares were issued in compliance in all material respects with applicable state and federal securities law and any rights of third parties.  Except as described on Schedule 4.3 or as described in the IPO Registration Statement and the Company’s filings pursuant to the 1934 Act (collectively, the “SEC Filings”), no Person is entitled to pre-emptive or similar statutory or contractual rights with respect to the issuance by the Company of any securities of the Company.  Except as described on Schedule 4.3 or as described in the SEC filings, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind and except as contemplated by this Agreement.  Except as described on Schedule 4.3 or as described in the SEC filings and except for the Registration Rights Agreement, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them.  Except as described on Schedule 4.3 or as described in the SEC filings and except as provided in the Registration Rights Agreement, no Person has the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

The issuance and sale of the Shares hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Investors) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

The Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

4.4. Valid Issuance.  The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investors), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

4.5. Consents.  The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Shares require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws and the rules and regulations of Nasdaq which the Company undertakes to file within the applicable time periods and other than the registration statement required to be filed by the Registration Rights Agreement.  Subject to the accuracy of the representations and warranties of each Investor set forth in Section 5 hereof, the Company has taken all action necessary to exempt (i) the issuance and sale of the Shares and (ii) the other transactions contemplated by the Transaction Documents from the provisions of any stockholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties is subject that is or could reasonably be expected to become applicable to the Investors as a result of the transactions contemplated hereby, including without limitation, the issuance of the Shares and the ownership, disposition or voting of the Shares by the Investors or the exercise of any right granted to the Investors pursuant to this Agreement or the other Transaction Documents.

4.6. Delivery of SEC Filings; Business.  The Company has made available to the Investors through the Electronic Data Gathering, Analysis, and Retrieval system  (the “EDGAR system”), true and complete copies of the SEC Filings.  The Company has made all filings required to be made pursuant to the 1934 Act.  The Company is engaged in all material respects only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of the Company.

4.7. Use of Proceeds. The net proceeds of the sale of the Shares hereunder shall be used by the Company for working capital and general corporate purposes.
4.8. No Material Adverse Change. Since March 31, 2016, except as specifically set forth in a subsequent SEC Report filed at least one Trading Day prior to the date hereof, there has not been:

(i) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, except for changes in the ordinary course of business which have not had and would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(ii) any declaration or payment by the Company of any dividend, or any authorization or payment by the Company of any distribution, on any of the capital stock of the Company, or any redemption or repurchase by the Company of any securities of the Company;

(iii) any material damage, destruction or loss, whether or not covered by insurance, to any assets or properties of the Company;
(iv) any waiver, not in the ordinary course of business, by the Company of a material right or of a material debt owed to it;

(v) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted);

(vi) any change or amendment to the Company’s Certificate of Incorporation or Bylaws, or material change to any material contract or arrangement by which the Company or is bound or to which any of its assets or properties is subject;

(vii) any material labor difficulties or, to the Company’s Knowledge, labor union organizing activities with respect to employees of the Company;
(viii) any material transaction entered into by the Company other than in the ordinary course of business;
(ix) the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company;
(x) the loss or, to the Company’s Knowledge, threatened loss of any customer which has had or would reasonably be expected to have a Material Adverse Effect; or
(xi) any other event or condition of any character that has had or would reasonably be expected to have a Material Adverse Effect.
4.9. SEC Filings.

(a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under 1933 Act and the 1934 Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material).  At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the 1933 Act or 1934 Act, as applicable, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each prospectus filed pursuant to Rule 424(b) under the 1933 Act, as of its issue date and as of the closing of any sale of securities pursuant thereto, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.10. No Conflict, Breach, Violation or Default.  The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Shares in accordance with the provisions thereof will not, except for such violations, conflicts or defaults as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) conflict with or result in a breach or violation of (a) any of the terms and provisions of, or constitute a default under, the Company’s Certificate of Incorporation or Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Investors through the EDGAR system), or (b) assuming the accuracy of the representations and warranties in Section 5, any applicable statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or its subsidiaries, or any of their assets or properties, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien, encumbrance or other adverse claim upon any of the properties or assets of the Company or its subsidiaries or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract.  This Section does not relate to matters with respect to tax status, which are the subject of Section 4.12, employee relations and labor matters, which are the subject of Section 4.15, and environmental laws, which are the subject of Section 4.17.

4.11. Compliance.  The Company is not (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) in violation of any judgment, decree or order of any court, arbitrator or governmental body or (iii) in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

4.12. Tax Matters.  The Company and its subsidiaries have filed all tax returns required to have been filed by the Company or its subsidiaries with all appropriate governmental agencies and have paid all taxes shown thereon or otherwise owed by them.  The Company has made adequate charges, accruals and reserves in the applicable financial statements referred to in Section 4.19 below in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Company or its subsidiaries has not been finally determined, except to the extent of any inadequacy that would not reasonably be expected to result in a Material Adverse Effect.

4.13. Title to Properties.  Except as disclosed in the SEC Filings, the Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects, except such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and except as disclosed in the SEC Filings, the Company and its subsidiaries hold any leased real or personal property under valid, subsisting and enforceable leases with which the Company are in compliance and with no exceptions, except such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect .

4.14. Certificates, Authorities and Permits.  The Company and its subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them, except where failure to so possess would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.  The Company and its subsidiaries have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or its subsidiaries, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.15. Labor Matters.

(a) Neither the Company nor its subsidiaries are parties to or bound by any collective bargaining agreements or other agreements with labor organizations.  The Company and its subsidiaries believe that their relations with their employees are good. To the Company’s Knowledge, the Company and its subsidiaries have not violated in any material respect any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours.

(b) No material labor dispute with the employees of the Company or any of its subsidiaries, or with the employees of any principal supplier, manufacturer, customer or contractor of the Company, exists or, to the knowledge of the Company, is threatened or imminent.

4.16. Intellectual Property.  Except as expressly contemplated by the SEC Filings, the Company and its subsidiaries own, possess, license or have other rights to use, the patents and patent applications, copyrights, trademarks, service marks, trade names, service names and trade secrets described in the SEC Filings as being owned, possessed, licensed or otherwise having rights to use in connection with its business and which the failure to so have would have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”).  There is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by any Person that the Company’s business or the business of its subsidiaries as now conducted or as contemplated to be conducted as described by the SEC Filings infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of another.  To the Company’s Knowledge, there is no existing infringement by another Person of any of the Intellectual Property Rights that would have or would reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.17. Environmental Matters.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, neither the Company nor any of its subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), has released any hazardous substances regulated by Environmental Law on to any real property that it owns or operates, or has received any written notice or claim it is liable for any off-site disposal or contamination pursuant to any Environmental Laws; and to the Company’s Knowledge, there is no pending or threatened investigation that would reasonably be expected to lead to such a claim.

4.18. Legal Proceedings.  Except as described in the SEC Filings, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is or may reasonably be expected to become a party or to which any property of the Company is or may reasonably be expected to become the subject that, individually or in the aggregate, if determined adversely to the Company or its subsidiaries, could (i) reasonably be expected to have a Material Adverse Effect or (ii) adversely affect or challenge the legality, validity or enforceability of the Transaction Documents.

4.19. Financial Statements.  The financial statements included in each SEC Filing comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the financial position of the Company as of the dates shown and its results of operations and cash flows for the periods shown, subject in the case of unaudited financial statements to normal, immaterial year-end audit adjustments, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except as may be disclosed therein or in the notes thereto, and except that the unaudited financial statements may not contain all footnotes required by GAAP, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the 1934 Act).  Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the date hereof, the Company has not incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

4.20. Insurance Coverage.  The Company and its subsidiaries maintain in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and its subsidiaries, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

4.21. Compliance with Nasdaq Continued Listing Requirements.  The Company is in compliance with applicable Nasdaq continued listing requirements.  There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to the continued listing of the Common Stock on Nasdaq and the Company has not received any notice of, nor to the Company’s Knowledge is there any reasonable basis for, the delisting of the Common Stock from Nasdaq.

4.22. Brokers and Finders.  Other than the Placement Agents, no Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company. No Investor shall have any obligation with respect to any fees, or with respect to any claims made by or on behalf of other Persons for fees, in each case of the type contemplated by this Section 4.22 that may be due in connection with the transactions contemplated by this Agreement or the Transaction Documents.

4.23. No Directed Selling Efforts or General Solicitation.  Neither the Company nor any of its subsidiaries nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Shares.  The Company has offered the Shares for sale only to the

Investors and certain other “accredited investors” within the meaning of Rule 501 under the 1933 Act.

4.24. No Integrated Offering.  Neither the Company nor any of its subsidiaries nor any Person acting on its behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any Company security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Shares under the 1933 Act.

4.25. Private Placement.  Assuming the accuracy of the representations and warranties of the Investors set forth in Section 5, the offer and sale of the Shares to the Investors as contemplated hereby is exempt from the registration requirements of the 1933 Act.  The issuance and sale of the shares does not contravene the rules and regulations of Nasdaq.

4.26. Questionable Payments.  Neither the Company nor any of its subsidiaries nor, to the Company’s Knowledge, any of the current or former directors, officers, employees, agents or other Persons acting on behalf of the Company or its subsidiaries, has on behalf of the Company or its subsidiaries: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets which is in violation of law; (d) made any false or fictitious entries on the books and records of the Company; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.27. Transactions with Affiliates.  Except as disclosed in the SEC Filings, none of the executive officers or directors of the Company or its subsidiaries and, to the Company’s Knowledge, none of the employees of the Company or its subsidiaries is presently a party to any transaction with the Company (other than as holders of stock options and/or warrants, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.28. Internal Controls.  The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the 1934 Act), which are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities.  Since the end of the Company’s most recent audited fiscal year, there have been no significant deficiencies or material weakness in the Company’s internal control over financial reporting (whether or not remediated) and no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company is not aware of any change in its internal controls over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

4.29. Disclosures.  Neither the Company nor any Person acting on its behalf has provided the Investors or their agents or counsel with any information that constitutes or would reasonably be expected to constitute material, non-public information concerning the Company or its subsidiaries, other than with respect to the transactions contemplated hereby and except as will be disclosed in the 8-K Filing. The written materials delivered to the Investors in connection with the transactions contemplated by the Transaction Documents, when considered together with the SEC filings, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  The Company understands and confirms that the Investors will rely on the foregoing representations in effecting transactions in securities of the Company.

4.30. Required Filings. Except for the transactions contemplated by this Agreement, including the acquisition of the Shares contemplated hereby, no event or circumstance has occurred or information exists with respect to the Company or its business, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed (assuming for this purpose that the SEC Filings are being incorporated by reference into an effective registration statement filed by the Company under the 1933 Act).

4.31. Investment Company.  The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.32. Tests and Preclinical and Clinical Trials.  The studies, tests and preclinical and clinical trials conducted by or, to the Company’s Knowledge, on behalf of the Company that are described in the SEC Filings were and, if still pending, are being, conducted in all material respects in accordance with the protocols submitted to the U.S. Food and Drug Administration (the “FDA”) or any foreign governmental body exercising comparable authority, procedures and controls pursuant to, where applicable, accepted professional and scientific standards, and all applicable laws and regulations; the descriptions of the studies, tests and preclinical and clinical trials conducted by or, to the Company’s Knowledge, on behalf of the Company, and the results thereof, contained in the SEC Filings are accurate and complete in all material respects; the Company is not aware of any other studies, tests or preclinical and clinical trials, the results of which call into question the results described in the SEC Filings; and the Company has not received any notices or correspondence from the FDA, any foreign, state or local governmental body exercising comparable authority or any Institutional Review Board requiring the termination, suspension, material modification or clinical hold of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company.

4.33. Manipulation of Price.  The Company has not, and, to the Company’s Knowledge, no Person acting on its behalf has taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares.

4.34. Acknowledgement Regarding Buyers' Trading Activity. The Company acknowledges and agrees that (i) none of the Investors has been asked to agree, nor has any

Investor agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or "derivative" securities based on securities issued by the Company or to hold the Shares for any specified term; (ii) any Investor, and counter-parties in "derivative" transactions to which any such Investor is a party, directly or indirectly, presently may have a "short" position in the Shares, and (iii) each Investor shall not be deemed to have any affiliation with or control over any arm's length counter-party in any "derivative" transaction. The Company further understands and acknowledges that one or more Investors may engage in hedging and/or trading activities at various times during the period that the Shares are outstanding and (b) such hedging and/or trading activities, if any, can reduce the value of the existing stockholders' equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted. The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement or any of the documents executed in connection herewith.

5. Representations and Warranties of the Investors. Each of the Investors hereby severally, and not jointly, represents and warrants to the Company that:

5.1. Organization and Existence.  Such Investor is a validly existing business trust, corporation, limited partnership or limited liability company and has all requisite power and authority to enter into and consummate the transactions contemplated by the Transaction Documents and to carry out its obligations hereunder and thereunder, and to invest in the Shares pursuant to this Agreement.

5.2. Authorization.  The execution, delivery and performance by such Investor of the Transaction Documents to which such Investor is a party have been duly authorized and each has been duly executed and when delivered will constitute the valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5.3. Purchase Entirely for Own Account.  The Shares to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, subject however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws.  Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Shares for any period of time.  Such Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.4. Investment Experience.  Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5. Disclosure of Information.  Such Investor has had an opportunity to receive, review and understand all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Shares, and has conducted and completed its own independent due diligence.  Such Investor acknowledges receipt of copies of the SEC Filings.  Based on the information such Investor has deemed appropriate, and without reliance upon any Placement Agent, it has independently made its own analysis and decision to enter into the Transaction Documents.  Such Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the execution, delivery and performance of the Transaction Documents, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.  Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, limit or otherwise affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

5.6. Restricted Securities.  Such Investor understands that the Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

5.7. Legends. It is understood that, except as provided below, certificates evidencing the Shares may bear the following or any similar legend:

“The securities represented hereby have not been registered with the Securities and Exchange Commission or the securities commission of any state in reliance upon an exemption from registration under the Securities Act of 1933, as amended, and, accordingly, may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

If required by the authorities of any state in connection with the issuance of sale of the Shares, the legend required by such state authority.

5.8. Accredited Investor.  Such Investor is an “accredited investor” within the meaning of Rule 501 under the 1933 Act and has executed and delivered to the Company a questionnaire in substantially the form attached hereto as Exhibit C (the “Investor Questionnaire”), which such Investor represents and warrants is true, correct and complete.  Such investor is a sophisticated institutional investor with sufficient knowledge and experience in investing in private equity transactions to properly evaluate the risks and merits of its purchase of the Shares.  Such Investor has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Shares and participation in the transactions contemplated by the Transaction Documents (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to such Investor, (iii) have been duly authorized and approved by all necessary action, and (iv) are a fit, proper and suitable investment for such Investor, notwithstanding the substantial risks inherent in investing in or holding the Shares.

5.9. Placement Agents.  Such Investor hereby acknowledges and agrees that (a) each of the Placement Agents is acting solely as placement agent in connection with the execution, delivery and performance of the Transaction Documents and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for such Investor, the Company or any other person or entity in connection with the execution, delivery and performance of the Transaction Documents, (b) no Placement Agent has made and no Placement Agent will make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the execution, delivery and performance of the Transaction Documents, (c) no Placement Agent will have any responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the execution, delivery and performance of the Transaction Documents, or the execution, legality, validity or enforceability (with respect to any person) thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company, and (d) no Placement Agent will have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by such Investor, the Company or any other person or entity), whether in contract, tort or otherwise, to such Investor, or to any person claiming through it, in respect of the execution, delivery and performance of the Transaction Documents.

5.10. No General Solicitation. Such Investor did not learn of the investment in the Shares as a result of any general solicitation or general advertising.

5.11. Brokers and Finders.  No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.

5.12. Short Sales and Confidentiality Prior to the Date Hereof.  Other than consummating the transactions contemplated hereunder, such Investor has not, nor has any Person acting on behalf of or pursuant to any understanding with such Investor, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Investor was first contacted by the Company, the Placement Agents or any other Person regarding the transactions contemplated hereby and ending immediately prior to the date hereof.  Notwithstanding the foregoing, in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Agreement.  Other than to other Persons party to this Agreement, such Investor has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

5.13.  No Government Recommendation or Approval.  Such Investor understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of the Company or the purchase of the Shares.

5.14.  No Intent to Effect a Change of Control.  Such Investor has no present intent to effect a “change of control” of the Company as such term is understood under the rules promulgated pursuant to Section 13(d) of the 1934 Act.

5.15.  No Conflicts.  The execution, delivery and performance by such Investor of the Transaction Documents and the consummation by such Investor of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Investor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Investor, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

5.16. No Rule 506 Disqualifying Activities. Such Investor has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the 1933 Act.
5.17. Residency. Such Investor is a resident of the jurisdiction specified below its address on the Schedule of Investors.
6. Conditions to Closing.

6.1. Conditions to the Investors’ Obligations.  The obligation of each Investor to purchase Shares at the Closing is subject to the fulfillment to such Investor’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by such Investor (as to itself only):

(a) The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all material respects as of the date hereof and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date.  The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b) The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Shares and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(c) The Company shall have executed and delivered the Registration Rights Agreement.
(d) The Company shall have filed with Nasdaq a Notification Form: Listing of Additional Shares for the listing of the Shares, a copy of which shall have been provided to the Investors.

(e) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(f) There shall have been no Material Adverse Effect with respect to the Company since the date hereof.

(g) The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (d), (e), (f) and (j) of this Section 6.1.

(h) The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Shares, certifying the current versions of the Certificate of Incorporation and Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(i) The Investors shall have received an opinion from Cooley LLP, the Company’s counsel, dated as of the Closing Date, in form and substance reasonably acceptable to the Investors and addressing such legal matters as the Investors may reasonably request.

(j) No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock.
(k) The Company’s directors and officers shall have executed and delivered customary “lock-up” agreements, in form and substance reasonably acceptable to the Investors and the Placement Agents.

6.2. Conditions to Obligations of the Company.  The Company’s obligation to sell and issue Shares at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a) The representations and warranties made by the Investors in Section 5 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.  The Investors shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the Closing Date.

(b) The Investors shall have executed and delivered the Registration Rights Agreement and each Investor Questionnaire.
(c) Any Investor purchasing Shares at the Closing shall have paid in full its Subscription Amount to the Company.
6.3. Termination of Obligations to Effect Closing; Effects.
(a) The obligations of the Company, on the one hand, and the Investors, on the other hand, to effect the Closing shall terminate as follows:
(i) Upon the mutual written consent of the Company and Investors that agreed to purchase a majority of the Shares to be issued and sold pursuant to this Agreement;
(ii) By the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;
(iii) By an Investor (with respect to itself only) if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by the Investor; or
(iv) By either the Company or any Investor (with respect to itself only) if the Closing has not occurred on or prior to June 2, 2016.

provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

(b) In the event of termination by the Company or any Investor of its obligations to effect the Closing pursuant to this Section 6.3, written notice thereof shall be given to the other Investors by the Company and the other Investors shall have the right to terminate their obligations to effect the Closing upon written notice to the Company and the other Investors.  Nothing in this Section 6.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction

Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.
7. Covenants and Agreements of the Company.

7.1. Reports.  The Company will furnish to the Investors and/or their assignees such information relating to the Company as from time to time may reasonably be requested by the Investors and/or their assignees; provided, however, that the Company shall not disclose material nonpublic information to the Investors, or to advisors to or representatives of the Investors, unless prior to disclosure of such information the Company identifies such information as being material nonpublic information and provides the Investors, such advisors and representatives with the opportunity to accept or refuse to accept such material nonpublic information for review and any Investor wishing to obtain such information enters into an appropriate confidentiality agreement with the Company with respect thereto.

7.2. No Conflicting Agreements.  The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Investors under the Transaction Documents.

7.3. Insurance. The Company shall not materially reduce the insurance coverages described in Section 4.20.
7.4. Compliance with Laws. The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

7.5. Nasdaq Listing.  The Company will use commercially reasonable efforts to continue the listing and trading of its Common Stock on Nasdaq and, in accordance, therewith, will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

7.6. Termination of Covenants.  The provisions of Sections 7.1 through 7.5 shall terminate and be of no further force and effect on the date on which the Company’s obligations under the Registration Rights Agreement to register or maintain the effectiveness of any registration covering the Registrable Securities (as such term is defined in the Registration Rights Agreement) shall terminate.

7.7. Removal of Legends.

(a) In connection with any sale, assignment, transfer or other disposition of the Shares by an Investor pursuant to Rule 144 or pursuant to any other exemption under the 1933 Act such that the purchaser acquires freely tradable shares and upon compliance by the Investor with the requirements of this Agreement, if requested by the Investor, the Company shall cause the transfer agent for the Common Stock (the “Transfer Agent”) to timely remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry Shares sold or disposed of without restrictive legends within three Business Days of the request of the Investor, provided that the Company has received from the Investor customary representations and other documentation reasonably acceptable to the Company in connection therewith.

(b)Subject to receipt from the Investor by the Company and the Transfer Agent of customary representations and other customary documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, upon the earliest of (i) the Shares being subject to an effective registration statement covering the resale of the Shares, (ii) such time as the Shares have been sold pursuant to Rule 144, or (iii) such time as the Shares are eligible for resale under Rule 144(b)(1) or any successor provision (such earliest date, the “Effective Date”), the Company shall (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Shares, and (B) cause its counsel to deliver to the Transfer Agent, no later than three Trading Days after the Effective Date, one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act if required by the Transfer Agent to effect the removal of the legend in accordance with the provisions of this Agreement.  The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 7.7, it will, no later than three Trading Days following the delivery by an Investor to the Company or the Transfer Agent of a certificate representing Shares issued with a restrictive legend, deliver or cause to be delivered to such Investor a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 7.7.  Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Investor by crediting the account of the Investor’s custodian as directed by such Investor.  The Company shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.

(c)Each Investor, severally and not jointly with the other Investors, agrees with the Company (i) that such Investor will sell any Shares pursuant to either the registration requirements of the 1933 Act, including any applicable prospectus delivery requirements, or an exemption therefrom, (ii) that if Shares are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein and (iii) that if, after the Effective Date of the Registration Statement covering the resale of the Shares, such Registration Statement is not ten effective and the Company has provided notice to such Investor to that effect, such Investor will sell shares only in compliance with an exemption from the registration requirements of the 1933 Act.  Each Investor acknowledges that the removal of the restrictive legend from certificates representing Shares as set forth in this Section 7.7 is predicated upon the Company’s reliance upon this understanding.

7.8. Subsequent Equity Sales.

(a) From the date hereof until ninety (90) days after the Closing Date, without the consent of (i) prior to Closing, Investors that agreed to purchase a majority of the Shares to be issued and sold pursuant to this Agreement, and (ii) following the Closing, the Required Investors, the Company shall not issue shares of Common Stock or Common Stock Equivalents.  Notwithstanding the foregoing, the provisions of this Section 7.8(a) shall not apply to (i) the issuance of the Shares hereunder, (ii) the issuance of Common Stock or Common Stock Equivalents upon the conversion or exercise of any securities of the Company outstanding on the date hereof or outstanding pursuant to clause (iii) or (iv) below, (iii) the issuance of any Common Stock or Common Stock Equivalents pursuant to any Company stock-based compensation plans in existence on the date hereof or (iv) the issuance of any Common Stock or Common Stock Equivalents in connection with a transaction with an unaffiliated third party that includes a bona fide commercial relationship with the Company (including any joint venture, marketing or distribution arrangement, strategic alliance, collaboration agreement or corporate partnering, intellectual property license agreement or acquisition agreement with the Company); provided, however, that the aggregate number of shares of Common Stock issued pursuant to clause (iv) during the ninety (90) day restricted period shall not exceed 10% of the total number of shares of Common Stock issued and outstanding immediately following the Closing.

(b)The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the offer or sale of the Shares in a manner that would require the registration under the 1933 Act of the sale of the Shares to the Investors, or that will be integrated with the offer or sale of the Shares for purposes of the rules and regulations of any trading market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

7.9. Short Sales and Confidentiality After the Date Hereof.  Each Investor covenants that neither it nor any Affiliates acting on its behalf or pursuant to any understanding with it will execute any Short Sales during the period from the date hereof until the earlier of such time as (i) after the transactions contemplated by this Agreement are first publicly announced or (ii) this Agreement is terminated in full.  Each Investor covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, such Investor will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

8. Survival and Indemnification.

8.1. Survival.  The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement for the applicable statute of limitations.

8.2. Indemnification.  The Company agrees to indemnify and hold harmless each Investor and its Affiliates and their respective directors, officers, trustees, members, managers, employees and agents, and their respective successors and assigns, from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses reasonably incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person.

8.3. Conduct of Indemnification Proceedings.  Any person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided,  further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation.  It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties.  No indemnifying party will, except with the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.  No indemnified party will, except with the consent of the indemnifying party, consent to entry of any judgment or enter into any settlement.

9. Miscellaneous.

9.1. Successors and Assigns.  This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investors, as applicable, provided, however, that an Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Shares in a transaction complying with applicable securities laws without the prior written consent of the Company or the other Investors, provided such assignee agrees in writing to be bound by the provisions hereof that apply to Investors.  The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.  Without limiting the generality of the foregoing, in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Common Stock is converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Shares” shall be deemed to refer to the securities received by the Investors in connection with such transaction.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2. Counterparts; Faxes; E-mail.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed via facsimile or e-mail, which shall be deemed an original.

9.3. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.4. Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier.  All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Aclaris Therapeutics, Inc.
101 Lindenwood Drive

Suite 400

Malvern, Pennsylvania 19355

Attn: Kamil Ali-Jackson, Esq.

With a copy to:

Cooley LLP

One Freedom Square

Reston Town Center

11951 Freedom Drive

Reston, Virginia 20190

Facsimile: (703) 456-8100

Attn: Brian F. Leaf, Esq.

If to the Investors:

to the addresses set forth on the signature pages hereto.

9.5. Expenses.  The parties hereto shall pay their own costs and expenses in connection herewith regardless of whether the transactions contemplated hereby are consummated; it being understood that each of the Company and each Investor has relied on the advice of its own respective counsel.  In the event that legal proceedings are commenced by any party to this Agreement against another party to this Agreement in connection with this Agreement or the other Transaction Documents, the party or parties which do not prevail in such proceedings shall severally, but not jointly, pay their pro rata share of the reasonable attorneys’ fees and other reasonable documented out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.

9.6. Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and (a) prior to the Closing, Investors that agreed to purchase a majority of the Shares to be issued and sold pursuant to this Agreement and (b) following the Closing, the Required Investors.  Notwithstanding the foregoing, this Agreement may not be amended and the observance of any term of this Agreement may not be waived with respect to any Investor without the written consent of such Investor unless such amendment or waiver applies to all Investors in the same fashion. Any amendment or waiver effected in accordance with this paragraph shall be binding upon (i) prior to Closing, each Investor and (ii) following the Closing, each holder of any Shares purchased under this Agreement at the time outstanding, and in each case, each future holder of all such Shares and the Company.

9.7. Publicity.  Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investors without the prior written consent of the Company (in the case of a release or announcement by the Investors) or the Investors (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Investors, as the case may be, shall allow the Investors or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.  By 8:30 a.m. (New York City time) on the Trading Day immediately following the date this Agreement is executed, the Company shall issue a press release, reasonably acceptable to the Investors, disclosing all material terms of transactions contemplated by this Agreement (the “Press Release”).  No later than 5:30 p.m. (New York City time) on the first Trading Day following the date this Agreement is executed, the Company will file a Current Report on Form 8-K (“8-K Filing”) attaching the press release described in the foregoing sentence.  In addition, the Company will make such other filings and notices in the manner and time required by the SEC or Nasdaq.  The parties acknowledge that from and after the issuance of the Press Release, no Investor shall be in possession of any material, nonpublic information received from the Company or any of its respective officers, directors, employees or agents, with respect to the transactions contemplated hereby that is not disclosed in the Press Release.  The Company shall not, and shall cause each of its officers, directors, employees and agents, not to, provide any Investor with any such material, nonpublic information regarding the Company or its subsidiaries from and after the filing of the Press Release without the express prior written consent of such Investor. If an Investor has, or believes it has, received any such material, nonpublic information regarding the Company or any of its subsidiaries from the Company, any of its subsidiaries or any of their respective officers, directors, affiliates or agents, it may provide the Company with written notice thereof. The Company shall, subject to the Company’s reasonable concurrence that the information is material, nonpublic information, within four Trading Days of receipt of such notice, make public disclosure of such material, nonpublic information. Except as contemplated by this Section 9.7 and the issuance of a press release and the filing of a Current Report on Form 8-K related to the Closing, neither the Company, its subsidiaries nor any Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Investor, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) each Investor shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Except for the Registration Statement required to be filed pursuant to the Registration Rights Agreement, and except as otherwise required by the SEC without the prior written consent of any applicable Investor, neither the Company nor any of its subsidiaries or affiliates shall disclose the name of such Investor in any filing, announcement, release or otherwise.

9.8. Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.9. Entire Agreement.  This Agreement, including the signature pages, Exhibits and the Disclosure Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

9.10. Further Assurances.  The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.11. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

9.12. Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document.  The decision of each Investor to purchase Shares pursuant to the Transaction Documents has been made by such Investor independently of any other Investor.  Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Shares or enforcing its rights under the Transaction Documents.  Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.  The Company acknowledges that each of the Investors has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Investors and not because it was required or requested to do so by any Investor.

9.13. Limitation of Liability.  Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that the liability of an Investor arising directly or indirectly under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Investor and that no trustee, officer, other investment vehicle or any other Affiliate of such Investor or any investor, shareholder or holder of shares of beneficial interest of such Investor shall be personally liable for any liabilities of such Investor.

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IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

COMPANY:	ACLARIS THERAPEUTICS, INC.
	By:	/s/ Neal Walker
Name: Neal Walker
Title: President and CEO

INVESTOR:	Aisling Capital IV LP
	By:	/s/ Robert Wenzel
Name: Robert Wenzel Title: Controller

INVESTOR:	Rock Springs Capital Master Fund LP By: Rock Springs General Partner LLC Its: General Partner
	By:	/s/ Graham McPhail
Name: Graham McPhail Title: Managing Director/Member

INVESTOR:	CVI Investments, Inc. By: Heights Capital Management, Inc. Its: Authorized Agent
	By:	/s/ Martin Kobinger
Name: Martin Kobinger Title: Investment Manager

INVESTOR:	Eventide Healthcare & Life Sciences Fund
	By:	/s/ Erik Naviloff
Name: Erik Naviloff Title: Treasurer, Mutual Fund Services Trust

INVESTOR:	Mossrock Capital, LLC
	By:	/s/ Thomas Malley
Name: Thomas Malley Title: President

INVESTOR:	Sabby Healthcare Master Fund, Ltd.
	By:	/s/ Robert Grundstein
Name: Robert Grundstein Title: COO of Investment Manager

INVESTOR:	Monashee Investment Management LLC
	By:	/s/ Tom Wynn
Name: Tom Wynn Title: Partner

INVESTOR:	Cormorant Global Healthcare Master Fund, LP
	By:	/s/ Bihua Chen
Name: Bihua Chen Title: Managing Member of GP

INVESTOR:	CRMA SPV, L.P.
	By:	/s/ Bihua Chen
Name: Bihua Chen Title: Managing Member of Special LP

EXHIBIT A

Schedule of Investors

Investor Name and Address	Number of Shares to be Purchased	Aggregate Purchase Price of Shares
Aisling Capital Aisling Capital IV LP 888 7th Avenue, 12th Floor New York, NY 10106	405,405	$7,499,992.50
Cormorant Asset Management Cormorant Global Healthcare Master Fund, LP 200 Clarendon Street, 52nd Floor Boston, MA 02116	207,500	$3,838,750.00
Eventide Asset Management Eventide Healthcare & Life Sciences Fund One International Place, 35th Floor Boston, MA 02110	140,000	$2,590,000.00
Rock Springs Capital Management Rock Springs Capital Master Fund LP 650 S. Exeter St., Suite 1070 Baltimore, MD 21202	95,677	$1,770,024.50
Monashee Investment Management Monashee Capital Master Fund LP 125 High Street, 28th Floor Boston, MA 02180	60,000	$1,110,000.00
Sabby Capital Sabby Healthcare Master Fund, Ltd. 10 Mountainview Road, Suite 205 Upper Saddle River, NJ 07458	55,000	$1,017,500.00
Heights Capital Management CVI Investments, Inc 101 California Street, Suite 3250 San Francisco, CA 94111	55,000	$1,017,500.00
Cormorant Asset Management CRMA SPV, L.P. PO Box 309, Ugland House Grand Cayman, Cayman Islands KY1-1104	42,500	$786,250.00
Mossrock Capital Mossrock Capital, LLC 19 Martin Lane Englewood, CO 80113	20,000	$370,000.00

EXHIBIT B

Registration Rights Agreement

EXHIBIT C

Form of Investor Questionnaire

ACLARIS THERAPEUTICS, Inc.

REGULATION D

ACCREDITED INVESTOR QUALIFICATION QUESTIONNAIRE

This Questionnaire is being distributed to certain individuals and entities which may be offered the opportunity to purchase securities (the “Securities”) of Aclaris Therapeutics, Inc., a Delaware corporation (the “Company”). The purpose of this Questionnaire is to assure the Company that all such offers and purchases will meet the standards imposed by the Securities Act of 1933, as amended (the “Act”), and applicable state securities laws.

All answers will be kept confidential.  However, by signing this Questionnaire, the undersigned agrees that the Company and its counsel may rely on the information set forth in this Questionnaire for purposes of complying with all applicable securities laws and may present this Questionnaire to such parties as it reasonably deems appropriate if called upon to establish its compliance with such securities laws.

If the proposed investor is an individual, complete the Section below entitled “For Individual Investors.”  If the proposed investor is an entity, skip the Section below and instead complete the Section entitled “For Entity Investors.”

Please complete, sign, date and return one copy of this Questionnaire to Mark Ballantyne of Cooley LLP, the Company’s legal counsel, via email (mballantyne@cooley.com).  If the answer to a question is “none” or “not applicable,” please so state.

For Individual Investors

1.	Residence Information. Please provide your full legal name, residence address, phone and fax numbers, e-mail address and social security number.

2.	Personal Information. Please indicate the state that issued your driver’s license and the state in which you are registered to vote.

3.	My Income.

Do you reasonably expect either your income,1 from all sources during this year, to exceed $200,000 or, if you are married, the joint income of you and your spouse from all sources during this year to exceed $300,000?

□Yes  □No

If no, please specify amount of expected income:

Was your yearly individual income from all sources during each of the last two years in excess of $200,000 or, if you are married, was the joint income of you and your spouse during each of those years in excess of $300,000?

□Yes  □No

If no, please specify amount of your total individual and/or joint income in the last two years:

4.	My Net Worth.

1   For purposes of this Questionnaire, “income” means adjusted gross income, as reported for federal income tax purposes, increased by the following amounts:  (a) the amount of any tax exempt interest income received, (b) the amount of losses claimed as a limited partner in a limited partnership, (c) any deduction claimed for depletion, (d) amounts contributed to an IRA or Keogh retirement plan, (e) alimony paid, and (f) any amounts by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Section 1202 of the Internal Revenue Code.

Is your net worth,2 including the net worth of your spouse, in excess of $1,000,000 (excluding the value of your primary residence)?  Please remember that your net worth should include the value of any other shares of stock or options held by you and your spouse and any personal property owned by you or your spouse (e.g. furniture, jewelry, other valuables, etc.), but must exclude the value of your primary residence.

□Yes  □No

If no, please specify your net worth:

The undersigned represents that the information contained herein is complete and accurate and may be relied upon by the Company and that the undersigned will notify the Company of any material change in any of such information prior to the undersigned’s investment in the Company.

In Witness Whereof, the undersigned has executed this Investor Qualification Questionnaire as of the date written below.

Signature

Printed Name

Date Signed

2   For purposes of this Questionnaire, “net worth” means the excess of total assets, excluding your primary residence, at fair market value over total liabilities, including your mortgage or any other liability secured by your primary residence only if and to the extent that it exceeds the value of your primary residence.

For Entity Investors

In the case of entities, this Questionnaire should be completed by the person who will be making the investment decision on behalf of the entity (the “Decision-Maker”).  All questions should be completed with respect to the entity (i.e., “you” means the entity), unless otherwise directed.

Residence Information.  Please provide the entity’s full legal name, primary business address, phone number, fax number, name and e-mail address of contact person, and federal tax I.D. number.

Domicile Information.  Please indicate the form of the entity and the state and date of its organization (e.g., corporation, state and date of incorporation).

Form
State of Organization
Date of Organization

Accredited Investor Certification.  The undersigned makes one of the following representations regarding its net worth and certain related matters and has checked the applicable representation:

(i)

The undersigned is a trust with total assets in excess of $5,000,000 whose purchase is directed by a person with such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the prospective investment.

(ii)

The undersigned is a bank, insurance company, investment company registered under the United States Investment Company Act of 1940, as amended (the “Companies Act”), a broker or dealer registered pursuant to Section 15 of the United States Securities Exchange Act of 1934, as amended, a business development company, a Small Business Investment Company licensed by the United States Small Business Administration, a plan with total assets in excess of $5,000,000 established and maintained by a state for the benefit of its employees, or a private business development company as defined in Section 202(a)(22) of the United States Investment Advisers Act of 1940, as amended.

(iii)

The undersigned is an employee benefit plan and either all investment decisions are made by a bank, savings and loan association, insurance company, or registered investment advisor, or the undersigned has total assets in excess of $5,000,000 or, if such plan is a self-directed plan, investment decisions are made solely by persons who are accredited investors.

(iv)

The undersigned is a corporation, partnership, business trust, not formed for the purpose of acquiring the Securities, or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), in each case with total assets in excess of $5,000,000.

(v)

The undersigned is an entity in which all of the equity owners (in the case of a revocable living trust, its grantor(s)) qualify under any of the above subparagraphs, or, if an individual, each such individual has a net worth[3], either individually or upon a joint basis with such individual’s spouse, in excess of $1,000,000 (within the meaning of such terms as used in the definition of “accredited investor” contained in Rule 501 under the Securities Act), or has had an individual income[4] in excess of $200,000 for each of the two most recent years, or a joint income with such individual’s spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year.

□  (vi)The undersigned cannot make any of the representations set forth in paragraphs “i” through “v” above.5

The undersigned represents that the information contained herein is complete and accurate and may be relied upon by the Company, and that the undersigned will notify the Company of any material change in any of such information prior to the undersigned’s investment in the Company.

In Witness Whereof, the undersigned has executed this Investor Qualification Questionnaire as of the date written below.

Name of Entity

By:

3   For purposes of this Questionnaire, “net worth” means the excess of total assets, excluding an individual’s primary residence, at fair market value over total liabilities, including such individual’s mortgage or any other liability secured by his or her primary residence only if and to the extent that it exceeds the value of the primary residence.

4   For purposes of this Questionnaire, “income” means adjusted gross income, as reported for federal income tax purposes, increased by the following amounts:  (a) the amount of any tax exempt interest income received, (b) the amount of losses claimed as a limited partner in a limited partnership, (c) any deduction claimed for depletion, (d) amounts contributed to an IRA or Keogh retirement plan, (e) alimony paid, and (f) any amounts by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Section 1202 of the Internal Revenue Code.

5   See footnote 3.

Title or Association with Entity

Date Signed